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                                                           Exhibit 99.10

                              AMENDED AND RESTATED

                  EXECUTIVE OFFICER CHANGE IN CONTROL AGREEMENT

         THIS AGREEMENT dated May 24, 2001 is made by and between PictureTel Corporation, a Delaware Corporation, (the "Company") and Dr. Norman Gaut ("Executive").

         WHEREAS, the Company, Pharaoh Acquisition Corporation and Polycom, Inc. ("Polycom") have entered into an Agreement and Plan of Merger (the "Merger Agreement"), which requires, among other things, that Executive enter into this Amended and Restated Executive Change in Control Agreement as a condition to the closing of the merger contemplated by the Merger Agreement (the "Merger") (the "Closing");

         WHEREAS, Polycom has, in the Merger Agreement, expressly agreed to assume PictureTel's obligations under this Agreement and agreed to perform under this Agreement in the same manner and to the same extent that PictureTel would be required to perform if the Merger had not occurred;

         NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the Company and the Executive hereby agree as follows:

         1.0 DEFINED TERMS. The definition of capitalized terms used in this Agreement is provided in the last Section hereof and throughout the document enclosed in quotation marks inside parentheses.

         2.0 TERM OF AGREEMENT. This Agreement shall be effective immediately prior to the signing by all the parties thereto of the Merger Agreement and shall continue in effect from such time until three years following the Closing; provided, however, that if the Merger is not consummated within one year following the signing of the Merger Agreement or if, earlier, the Company is acquired by an entity not affiliated with Polycom then this Amended and Restated Agreement shall become void and without further force and effect and the terms of the prior Executive Officer Change in Control Agreement shall be reinstated in their entirety and shall govern.

         3.0 COMPANY'S COVENANTS SUMMARIZED. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants set forth in Section 4.0 hereof, the Company agrees, under the conditions described herein, to pay the Executive the "Severance Payments" described in Section 6.1 hereof and the other payments and benefits described herein in the event the Executive's employment with the Company is terminated following a Change in Control and during the term of this Agreement. No amount or benefit shall be payable under this Agreement unless there shall have been (or, under the terms hereof, there shall be deemed to have been) a termination of the Executive's employment with the Company following a Change in Control. This Agreement shall not be construed as creating an express or implied contract of employment prior to the date of a Change in Control and, except as otherwise agreed in writing between the Executive and the Company, including the Employment Agreement dated


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___________________, the Executive shall not have any right to be retained in the employ of the Company.

         3.1 As consideration for entering into this Amended and Restated Change in Control Agreement, the Company agrees to pay Executive the sum of $2,500.00 prior to the Merger.

     4.0 THE EXECUTIVE'S COVENANTS. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the term of this Agreement, the Executive will remain in the employ of the Company until the earliest of (A) a date which is six (6) months from the date of such Potential Change of Control, (B) the date of a Change in Control, (C) the date of termination by the Executive of the Executive's employment for Good Reason (determined by treating the Potential Change in Control as a Change in Control in applying the definition of Good Reason), by reason of death or Disability, or (D) the termination by the Company of the Executive's employment for any reason.

     5.0 COMPENSATION OTHER THAN SEVERANCE PAYMENTS.

         5.1 Following a Change in Control during the term of this Agreement, during any period that the Executive fails to perform the Executive's full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive's full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Executive's employment is terminated by the Company for Disability.

         5.2 If the Executive's employment shall be terminated for any reason following a Change in Control during the term of this Agreement, the Company shall pay the Executive's full salary to the Executive through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by the Company prior to the Date of Termination.

         5.3 If the Executive's employment shall be terminated for any reason following a Change in Control during the term of this Agreement, the Company shall pay the Executive's normal post-termination compensation and benefits to the Executive as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements; provided however, that the Severance Payments under
Section 6.0 of this Agreement shall be the only severance paid to Executive during the term of this Agreement.

     6.0 SEVERANCE PAYMENTS.

         6.1 Subject to Section 6.2 hereof and subject to Executive entering into a release of claims in substantially the form attached hereto as Appendix I, the Company shall pay the Executive the payments and provide the benefits described in this Section 6.1 ("Severance Payments") upon the termination of the Executive's employment following a Change in Control


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during the term of this Agreement, in addition to the payments and benefits described in Section 5.0 hereof, unless such termination is (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason. The Executive's employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason if the Executive's employment is terminated prior to a Change in Control without Cause at the direction (or action which constitutes a direction) of a Person who has entered into an agreement with the Company the consummation of which will constitute a Change in Control or if the Executive terminates his employment with Good Reason prior to a Change in Control (determined by treating a Potential Change in Control as a Change in Control in applying the definition of Good Reason) if the circumstance or event which constitutes Good Reason occurs at the direction (or action which constitutes a direction) of such Person.

              (i) Subsequent to the Date of Termination, the Company shall make cash severance payments to the Executive over a thirty-six (36) month period in substantially equal bi-weekly installments, in an amount equal to the sum of (a) the higher of the Executive's annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or in effect immediately prior to the Change in Control, and (b) the higher of the highest annual bonus paid to the Executive in the three years preceding the year in which the Date of Termination occurs or paid in the three years preceding the year in which the Change in Control occurs.

              (ii) For a thirty-six (36) month period after the Date of Termination, the Company shall arrange to provide the Executive with medical and dental insurance benefits substantially similar to those which the Executive is receiving immediately prior to the Notice of Termination (without giving effect to any reduction in such benefits subsequent to a Change in Control which reduction constitutes Good Reason). Benefits otherwise receivable by the Executive pursuant to this Section 6.1(ii) shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during the thirty-six (36) month period following the Executive's termination of employment (and any such benefits actually received by the Executive shall be reported to the Company by the Executive). If the benefits provided to the Executive under this Section 6.1(ii) shall result in a decrease, pursuant to Section 6.2, in the Change in Control Payments and these Section 6.1(ii) benefits are thereafter reduced pursuant to the immediately preceding sentence because of the receipt of comparable benefits, the Company shall, at the time of such reduction, pay to the Executive the lesser of (a) the amount of the decrease made in the Severance Payments pursuant to Section 6.2, or (b) the maximum amount which can be paid to the Executive without being, or causing any other payment to be, nondeductible by reason of section 280G of the Code.

         6.2 Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive' s employment (whether or not received pursuant to the terms of this Agreement) (all such payments and benefits, including but not limited to the Severance Payments, being hereinafter called the "Total Payments") would be subject in whole or in part to the Excise Tax, then the Severance Payments shall be reduced to the extent, but only to the extent, necessary so that no portion of the Total Payments is subject to the Excise Tax; provided, that no such reduction shall be effected unless the net amount of the Total Payments after such reduction in the Severance Payments and after deduction of the net amount of federal, state and local income taxes on such reduced Total Payments would be greater than the excess of (a) the net amount of the Total Payments without such reduction in the


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Severance Payments but after deduction of the net amount of federal, state and local income taxes (other than the Excise Tax) on such unreduced Total Payments, over (b) the Excise Tax to which the Total Payments are subject. The determination as to whether a reduction in Severance Payments is to be made under this Section 6.2 and, if so, the amount of any such reduction shall be made by the Company's auditors or by such other firm of certified public accountants, benefits consulting firm or legal counsel as the Board may designate prior to the Change in Control.

         The Company shall provide the executive with its calculations of the amounts referred to in this Section 6.2 and such supporting materials as are reasonably necessary for the Executive to evaluate the Company's calculations.

         6.3 The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive as a result of a termination which entitles the Executive to the Severance Payments (including all such fees and expenses, if any, incurred in disputing any such termination or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder). Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

     7.0 TERMINATION PROCEDURES AND COMPENSATION DURING DISPUTE.

         7.1 NOTICE OF TERMINATION. After a Change in Control and during the term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with
Section 10.0 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

         7.2 DATE OF TERMINATION. "Date of Termination", with respect to any purported termination of the Executive's employment after a Change in Control during the term of this Agreement, shall mean:


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         (A) If the Executive's employment is terminated for Disability, thirty
(30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and

         (B) If the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

         7.3 DISPUTE CONCERNING TERMINATION. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties, by arbitrator's award, or, to the extent permitted by Section 14.0, by a final judgment, order or decree of a court of competent jurisdiction on the arbitrator's award (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

         7.4 COMPENSATION DURING DISPUTE. If a purported termination occurs following a Change in Control and during the term of this Agreement and such termination is disputed in accordance with Section 7.3 hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with Section 7.3 hereof. Amounts paid under this Section 7.4 are in addition to all other amounts due under this Agreement (other than those due under Section 5.2 hereof) and shall not be offset against or reduce any other amounts due under this Agreement.

         8.0 NO MITIGATION. The Company agrees that, if the Executive's employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section
6.0 or Section 7.4. Further, the amount of any payment or benefit provided for in Section 6.0 (other than Section 6.1(ii)) or Section 7.4 shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

     9.0 SUCCESSORS; BINDING AGREEMENT.

         9.1 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger,


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consolidation or otherwise) to all or substantially all of the business and / or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. In any event this agreement shall be binding upon the Company and any successors or assignee.

         9.2 This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

     10.0 NOTICES. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered in hand or when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

                                    To the Company:

                                    PictureTel Corporation
                                    100 Minuteman Road
                                    Andover, Massachusetts 01810
                                    Attention: General Counsel

                                    cc:

                                    Polycom, Inc.
                                    1565 Barber Lane
                                    Milpitas, CA  95035

                                    Attention: Bill Paape

                                    To the Executive:

                                    Dr. Norman Gaut

                                    -----------------

                                    -----------------


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         11.0 MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The Amendment and Restatement of this Agreement (including the appendix hereto) supersedes and replaces in its entirety the Executive Officer Change in Control Agreement in effect prior to the parties hereto entering into this Amended and Restated Agreement; subject to the reinstatement of the prior agreement as provided in Section 2. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The laws of the Commonwealth of Massachusetts shall govern the validity, interpretation, construction and performance of this Agreement and the Agreement shall be an instrument under seal. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under Sections 6.0, 7.0, 8.0 and
14.0 shall survive the expiration of the term of this Agreement.

         12.0 VALIDITY. The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In addition, if any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, then such provision shall be deemed modified to the extent necessary to enable such provision to be valid and enforceable.

         13.0 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         14.0 SETTLEMENT OF DISPUTES; ARBITRATION. All claims by the Executive for benefits under this Agreement shall be directed to the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board then shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement in such


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arbitration or by a proceeding in the federal court in Boston or the
Massachusetts state court in Essex County.

     15.0 DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings indicated below:

         (A) "Base Amount" shall have the meaning defined in section 280G(b)(3) of the Code.

         (B) "Beneficial Owner" shall have the meaning defined in Rule 13d-3 under the Exchange Act.

         (C) "Board" shall mean the Board of Directors of the Company.

         (D) "Cause" for termination by the Company of the Executive's employment, after any Change in Control, shall mean:

              (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or

              (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "Willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

         (E) A "Change in Control", shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

              (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty-five (25) percent or more of the combined voting power of the Company's then outstanding securities; or

              (ii) during any period of not more than two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (i), (ii) or (iii) of this Section 15(E)) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still


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in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

              (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) sixty (60) percent or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires twenty-five (25) percent or more of the combined voting power of the Company's then outstanding securities; or

              (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

         (F) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         (G) "Company" shall mean PictureTel Corporation and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise (except in determining, under Section 15(E) hereof, whether or not any Change in Control of the Company has occurred in connection with such succession).

         (H) "Date of Termination" shall have the meaning stated in Section 7.2 hereof.

         (I) "Disability" shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

         (J) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

         (K) "Excise Tax" shall mean any excise tax imposed under section 4999 of the Code.

         (L) "Executive" shall mean the individual named in the first paragraph of this Agreement.

         (M) "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any


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act or failure to act described in paragraph (i), (ii), (iii), (iv), (v), (vi), or (vii), below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

              (i) the assignment to the Executive of any duties inconsistent with the Executive's status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change in Control; provided, however that Executive's continuing position as Chairman and Chief Executive Officer following the signing of the Merger Agreement, and the assignment of duties consistent with such position shall not constitute Good Reason hereunder;

              (ii) a reduction by the Company in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

              (iii) the relocation of the Company's principal executive offices to a location more than thirty (30) miles from the location of such offices immediately prior to the Change in Control or the Company's requiring the Executive to be based anywhere other than the Company's principal executive offices, except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

              (iv) the failure by the Company, without the Executive's consent, to pay to the Executive any portion of the Executive's current compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

              (v) the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive's total compensation, or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed at the time of the Change in Control; provided; however that the termination of the Company Employee Stock Purchase Plans and other equity compensation plans of the Company pursuant to the Merger Agreement shall not constitute Good Reason;

              (vi) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, life insurance, medical, health and accident, or disability plans in which the Executive was participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control; or


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              (vii) any purported termination of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.1; for purposes of this Agreement, no such purported termination shall be effective.

The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

         (N) "Notice of Termination" shall have the meaning stated in Section
7.1 hereof.

         (O) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include:

              (i) the Company,

              (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or

              (iii) a Corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

         (P) "Potential Change in Control', shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

              (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

              (ii) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

              (iii) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

         (Q) "Severance Payments" shall mean those payments described in Section
6.1 hereof.

         (R) "Total Payments" shall mean those payments described in Section 6.2 hereof.

                                   PictureTel Corporation

                                   By /s/ Norman E. Gaut
                                      -------------------------------
                                   Name:    Norman E. Gaut
                                   Title:   Chairman of the Board of Directors,
                                   President and Chief Executive Officer

                                   /s/ Norman E. Gaut
                                   ----------------------------------
                                   Executive

                                   /s/ Norman E. Gaut
                                   ----------------------------------
                                   Norman E. Gaut,
                                   as an individual

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

                                   APPENDIX I

                        SETTLEMENT AGREEMENT AND RELEASE

         This Settlement Agreement and Release ("Agreement") is made by and between Polycom, Inc. (the "Company"), and Dr. Norman Gaut ("Employee").

         WHEREAS, Pursuant to the Agreement and Plan of Merger (the "Merger") between the Company and PictureTel Corporation ("PictureTel"), the Company has agreed to assume and to perform in the same manner and to the same extent as PictureTel would have been required to perform had the Merger not been consummated, the amended and restated Executive Change in Control Agreement effective immediately prior to the execution of the Merger Agreement;

         NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as "the Parties") hereby agree as follows:

         16.0 TERMINATION. Employee's employment from the Company terminated on
________________.

         17.0 CONSIDERATION. The Company agrees to pay Employee the Severance Payments described in such Employee's amended and restated Executive Change in Control Agreement, pursuant to the terms and conditions of such Executive Change in Control Agreement.

         18.0 NO OTHER SEVERANCE PAYABLE. Employee acknowledges that he shall only be entitled to the Severance Payments in such Employee's amended and restated Executive Change in Control Agreement. Employee waives any and all other severance payments in any other agreements entered into between the Employee and PictureTel, any predecessor corporation thereto, or the Company.

         19.0 CONFIDENTIAL INFORMATION. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Employee and the Company. Employee shall return all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.


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

     20.0 PAYMENT OF SALARY. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.

     21.0 RELEASE OF CLAIMS. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

         21.1 any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship;

         21.2 any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

         21.3 any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

         21.4 any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, ET SEQ. and section 970, ET SEQ. and all amendments to each such Act as well as the regulations issued thereunder;

         21.5 any and all claims for violation of the federal, or any state, constitution;

         21.6 any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

         21.7 any and all claims for attorneys' fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or severance payments and benefits due to Employee pursuant to the Amended and Restated Change in Control Agreement entered into by and between the Company and PictureTel, and assumed by Polycom. Employee acknowledges and agrees that any breach of this paragraph shall constitute a material breach of the Agreement and in the case of a breach by Employee, shall entitle the Company immediately to recover the monetary consideration discussed in paragraph 2 above. Employee shall also be responsible to the Company for all costs, attorneys' fees and any and all damages incurred by the Company (a) enforcing the obligation, including the bringing of any suit to recover the monetary consideration, and (b) defending against a claim or suit brought or pursued by Employee in violation of this provision.

     22.0 ACKNOWLEDGMENT OF WAIVER OF CLAIMS UNDER ADEA. Employee acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he/she has been advised by this writing that (a) he/she should consult with an attorney PRIOR to executing this Agreement; (b) he/she has twenty-one (21) days within which to consider this Agreement; (c) he/she has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired. Any revocation should be in writing and delivered to the Chief Financial Officer at Polycom, Inc. by close of business on the seventh day from the date that Employee signs this Agreement.

     23.0 CIVIL CODE SECTION 1542. Employee represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE
          MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

     24.0 NO PENDING OR FUTURE LAWSUITS. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

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

     25.0 APPLICATION FOR EMPLOYMENT. Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company. Employee further agrees that he will not apply for employment with the Company, its subsidiaries, its parents, or related companies, or any successor and will not apply to work as an independent contractor for the Company, its parents, its subsidiaries or any successor.

     26.0 CONFIDENTIALITY. Employee agrees to use his best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "Settlement Information"). Employee agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. Employee agrees to take every precaution to disclose Settlement Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.

     27.0 NO COOPERATION. Employee agrees he will not act in any manner that might damage the business of the Company. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

     28.0 NON-DISPARAGEMENT. Employee agrees to refrain from any defamation, libel or slander of the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns or tortious interference with the contracts and relationships of the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns.

     29.0 NO ADMISSION OF LIABILITY. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Employee or to any third party.

     30.0 COSTS. The Parties shall each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement.

     31.0 ARBITRATION. To the extent permitted by law, the Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, including any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, in Boston, Massachusetts, before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Employee agrees and hereby waives his right to jury trial as to matters arising out of the terms of this Agreement and any matters herein released to the extent permitted by law. The Parties

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

agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.

     32.0 AUTHORITY. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

     33.0 NO REPRESENTATIONS. Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

     34.0 SEVERABILITY. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

     35.0 ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement represent the entire agreement and understanding between the Company and Employee concerning Employee's separation from the Company, and supersede and replace any and all prior agreements and understandings concerning Employee's the subject matter of this Agreement.

     36.0 NO ORAL MODIFICATION. This Agreement may only be amended in writing signed by Employee and the President of the Company.

     37.0 GOVERNING LAW. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

     38.0 EFFECTIVE DATE. This Agreement is effective eight days after it has been signed by both Parties.

     39.0 COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

     40.0 VOLUNTARY EXECUTION OF AGREEMENT. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

         40.1 They have read this Agreement;

         40.2 They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

         40.3 They understand the terms and consequences of this Agreement and of the releases it contains;


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

         40.4 They are fully aware of the legal and binding effect of this Agreement.

         IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

                                               POLYCOM, INC.

Dated:                      , 2001             By

                                                            NAME

                                               Dr. Norman Gaut, an individual

Dated:                      , 2001

                                                     [TYPED EMPLOYEE NAME]


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